Dutton Associates Raises Sky Petroleum Price Target to $3.15

AUSTIN, TX -- 04/03/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, is pleased to announce that on March 29, 2006, Richard R. Wolfe, CFA of Dutton Associates, reiterated his Buy rating and raised his target price to $3.15.

The following is from the Research Note:

"We have had a BUY rating on shares of Sky Petroleum at a 12-month target price of $2.75, and the stock's most recent close (March 28) was at $2.60. Based on a preliminary review of updated cash flow projections for the company, we are increasing our target price to $3.15 and maintain our BUY rating. We expect to issue a full update on Sky Petroleum during the next two weeks, following the company's expected annual filing. The forthcoming update will include a comprehensive valuation analysis."

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

About Dutton Associates

Dutton Associates, an international issuer-paid equity research firm, offers independent, fundamental research on over 120 small cap public companies. The company's 29 analysts are primarily CFA charterholders with, on average, over 20 years of experience at the major securities firms. For more information, visit www.jmdutton.com.

Contact:
Michael Noonan
512-437-2582
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com